Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59686, 333-64638, 333-89292, 333-139274 and 333-170704 on Form S-8 and Registration Statement No. 333-156957 on Form F-3 of our report, relating to the consolidated financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. and the effectiveness of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A.’s internal control over financial reporting dated June 24, 2011, appearing in this Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. for the year ended December 31, 2010.

Diegem, Belgium

June 24, 2011

The statutory auditor

/s/ Michel Denayer
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Michel Denayer